                                                                   Exhibit 12(a)


                       PPL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Millions of Dollars)

                                                                         12 Months                    12 Months
                                                                           Ended                        Ended
                                                                         March 31,                   December 31,
                                                                         ---------   --------------------------------------------

                                                                            2001        2000     1999 (c)    1998 (c)    1997 (c)
                                                                         ---------   ---------  ---------   ---------   ---------
Fixed charges, as defined:
     Interest on long-term debt.......................................   $   339     $   323     $   233     $   203     $   196
     Interest on short-term debt and other interest...................        70          64          47          33          26
     Amortization of debt discount, expense and premium - net.........         6           5           4           2           2
     Interest on capital lease obligations:
       Charged to expense.............................................                     4           9           8           9
       Capitalized....................................................                                 1           2           2
     Estimated interest component of operating rentals................        37          25          20          18          15
                                                                         -------     -------     -------     -------     -------

            Total fixed charges.......................................   $   452     $   421     $   314     $   266     $   250
                                                                         =======     =======     =======     =======     =======

Earnings, as defined:
     Net income (a)...................................................   $   572     $   491     $   492     $   379     $   296
     Preferred Stock Dividend Requirements...........................         26          26          26          25          24
     Less undistributed income of equity method investments..........         89          74          56           3         (25)
                                                                         -------     -------     -------     -------     -------
                                                                             509         443         462         401         345

Add (Deduct):
     Income taxes.....................................................       338         294         174         259         238
     Amortization of capitalized interest on capital leases...........                     2           2           2           2

     Total fixed charges as above (excluding capitalized
       interest on capitalized lease obligations).....................       452         421         313         264         248
                                                                         -------     -------     -------     -------     -------

            Total earnings............................................   $ 1,299     $ 1,160     $   951     $   926     $   833
                                                                         =======     =======     =======     =======     =======

Ratio of earnings to fixed charges (b)................................      2.87        2.75        3.03        3.48        3.33
                                                                         =======     =======     =======     =======     =======


(a)    2001, 2000, 1999 and 1998 net income excluding extraordinary items.
(b) Based on earnings excluding nonrecurring items, the ratio of earnings to fixed charges are: March 2001, 2.79; 2000, 2.66; 1999, 2.80; 1998, 3.10;
       and 1997, 3.51.
(c) Ratio of earnings to fixed charges for years 1999 and prior were recalculated to give proper effect of undistributed earnings of equity method investments.

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